Free Writing Prospectus pursuant to Rule 433 dated June 30, 2023

Registration Statement No. 333-269296

Digital Buffered Basket-Linked Notes due

OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date is based on the performance of an unequally-weighted basket comprised of the common stock, common shares, ordinary shares or American depositary shares (basket stocks) of 28 companies as measured from the trade date to and including the determination date.

The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket stock, of: (i) its final stock price on the determination date divided by its initial stock price multiplied by (ii) its initial weighted value.

If the final basket level on the determination date is greater than or equal to 85% of the initial basket level, you will receive the maximum settlement amount (expected to be between $1,101.2 and $1,118.8 for each $1,000 face amount of your notes (set on the trade date)). If the final basket level is greater than or equal to the initial basket level, you will not receive more than the maximum settlement amount, regardless of how much the final basket level increases as compared to the initial basket level.

If the final basket level declines by more than 15% from the initial basket level, the return on your notes will be negative and you will lose approximately 1.1765% of the face amount of your notes for every 1% that the final basket level has declined below 85% of the initial basket level. You could lose a significant portion of the face amount of your notes.

You should read the accompanying preliminary prospectus supplement dated June 30, 2023, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

Key Terms
CUSIP/ISIN:	40057TGT5 / US40057TGT51
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Basket:	an unequally-weighted basket comprised of 28 basket stocks
Basket Stocks	the 28 common stocks, common shares, ordinary shares or American depositary shares (“ADSs”) listed under “About the Basket” below.
Basket stock issuer:

(i) with respect to a basket stock that does not constitute an ADS, the issuer of such basket stock as then in effect or (ii) with respect to a basket stock that constitutes an ADS, the issuer of the security represented by the ADS as then in effect

Trade date:
Settlement date:	expected to be the fifth scheduled business day following the trade date
Determination date:	a specified date that is expected to be between 13 and 15 months following the trade date
Stated maturity date:	a specified date that is expected to be the second scheduled business day after the determination date
Hypothetical Payment amount AT Maturity*

Note Performance
Basket Performance
Hypothetical Cash Settlement Amount as % of Face Amount
200%
150%
110.12%
100%
50%
0%
0%
25%
50%
75%
85%
100%
125%
150%
175%
200%
Hypothetical Final Basket Level as % of Initial Basket Level

Hypothetical Final Basket Level (as a % of the Initial Basket Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
200.000%	110.120%
175.000%	110.120%
150.000%	110.120%
125.000%	110.120%
110.000%	110.120%
100.000%	110.120%
95.000%	110.120%
90.000%	110.120%
85.000%	110.120%
84.999%	99.999%
75.000%	88.235%
50.000%	58.824%
25.000%	29.412%
0.000%	0.000%
*assumes a maximum settlement amount of $1,101.2

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket, the terms of the notes and certain risks.

Payment amount at maturity (for each $1,000 face amount of your notes)

●if the basket return is greater than or equal to -15% (the final basket level is greater than or equal to 85% of the initial basket level), the maximum settlement amount; or

●if the basket return is negative and is below -15% (the final basket level is less than the initial basket level by more than 15%), the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate of approximately 117.65% times (b) the sum of the basket return plus 15% times (c) $1,000.

Initial basket level:	100
Final basket level:	the closing level of the basket on the determination date
Closing level of the basket:

on any trading day, the sum of, for each of the basket stocks: the product of (i) the quotient of (a) the closing price of such basket stock on such trading day divided by (b) the initial stock price of such basket stock times (ii) the initial weighted value of such basket stock

Initial stock price:	for a basket stock, set on the trade date and will be an intra-day price or the closing price of one share of such basket stock on the trade date
Final stock price:	with respect to a basket stock, the closing price of one share of such basket stock on the determination date
Basket return:	the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage
Buffer rate:	the quotient of the initial basket level divided by 85% of the initial basket level, which equals approximately 117.65%
Threshold settlement amount:	expected to be between $1,101.2 and $1,118.8
Maximum settlement amount:	the threshold settlement amount
Estimated value range:	$960 to $990 (which is less than the original issue price; see accompanying preliminary prospectus supplement)

ABOUT THE BASKET

The following table lists the basket stocks and related information, including their corresponding Bloomberg tickers, primary listings, initial weights in the basket, initial weighted values and initial stock prices. The initial stock prices will not be determined until the trade date. Each of the basket stock issuers faces its own business risks and other competitive factors. All of those factors may affect the basket return, and, consequently, the amount payable on your notes, if any, on the stated maturity date. Our offering of the notes does not constitute our recommendation or the recommendation of our affiliates to invest in the basket, any basket stock or the notes. You should make your own investigation of the basket stocks and the basket stock issuers and whether to obtain exposure to the basket through an investment in the notes.

Basket Stock	Current Bloomberg Ticker	Type of Security	Current Primary Listing	Initial Weight in the Basket	Initial Weighted Value	Initial Stock Price (USD)
Apple Inc.	AAPL	Common Stock	The Nasdaq Stock Market LLC	3.04%	3.04
Applied Materials, Inc.	AMAT	Common Stock	The Nasdaq Stock Market LLC	2.13%	2.13
Advanced Micro Devices, Inc.	AMD	Common Stock	The Nasdaq Global Select Market	3.11%	3.11
Amazon.com, Inc.	AMZN	Common Stock	The Nasdaq Global Select Market	3.19%	3.19
Arista Networks, Inc.	ANET	Common Stock	New York Stock Exchange	3.07%	3.07
Broadcom Inc.	AVGO	Common Stock	The Nasdaq Global Select Market	3.38%	3.38
Baidu, Inc.	BIDU	An ADS, representing eight class A ordinary shares	The Nasdaq Global Select Market	2.32%	2.32
Cadence Design Systems, Inc.	CDNS	Common Stock	The Nasdaq Global Select Market	2.98%	2.98

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket, the terms of the notes and certain risks.

Salesforce, Inc.	CRM	Common Stock	New York Stock Exchange	2.92%	2.92
CrowdStrike Holdings, Inc.	CRWD	Class A Common Stock	The Nasdaq Global Select Market	2.86%	2.86
Datadog, Inc.	DDOG	Class A Common Stock	The Nasdaq Global Select Market	3.06%	3.06
Alphabet Inc.	GOOGL	Class A Common Stock	Nasdaq Global Select Market	9.72%	9.72
Intel Corporation	INTC	Common Stock	Nasdaq Global Select Market	2.96%	2.96
KLA Corporation	KLAC	Common Stock	The Nasdaq Global Select Market	2.08%	2.08
Lam Research Corporation	LRCX	Common Stock	The Nasdaq Global Select Market	2.14%	2.14
Meta Platforms, Inc. (formerly Facebook, Inc.)	META	Class A Common Stock	The Nasdaq Stock Market LLC	3.69%	3.69
Marvell Technology, Inc.	MRVL	Common Stock	The Nasdaq Global Select Market	3.36%	3.36
Microsoft Corporation	MSFT	Common Stock	The Nasdaq Stock Market LLC	10.01%	10.01
Micron Technology, Inc.	MU	Common Stock	Nasdaq Global Select Market	2.82%	2.82
Cloudflare, Inc.	NET	Class A Common Stock	New York Stock Exchange	2.55%	2.55
NVIDIA Corporation	NVDA	Common Stock	The Nasdaq Global Select Market	9.67%	9.67
Palo Alto Networks, Inc.	PANW	Common Stock	The Nasdaq Global Select Market	3.44%	3.44
Super Micro Computer, Inc.	SMCI	Common Stock	The Nasdaq Global Select Market	3.31%	3.31
Snap Inc.	SNAP	Class A Common Stock	New York Stock Exchange	2.32%	2.32
Snowflake Inc.	SNOW	Class A Common Stock	New York Stock Exchange	2.59%	2.59
Synopsys, Inc.	SNPS	Common Stock	The Nasdaq Global Select Market	2.97%	2.97
Seagate Technology Holdings public limited company	STX	Ordinary Share	The Nasdaq Global Select Market	1.58%	1.58
Taiwan Semiconductor Manufacturing Company Limited	TSM	An ADS, representing five common shares	New York Stock Exchange	2.73%	2.73

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket, the terms of the notes and certain risks.

ABOUT YOUR NOTES

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary prospectus supplement dated June 30, 2023
●	Prospectus supplement dated February 13, 2023
●	Prospectus dated February 13, 2023

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary prospectus supplement as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Amount Payable on Your Notes Is Not Linked to the Level of the Basket at Any Time Other Than the Determination Date
▪	You May Lose Your Entire Investment in the Notes
▪	Your Notes Do Not Bear Interest
▪	The Potential for the Value of Your Notes to Increase Will Be Limited
▪	We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

▪	As of the Date of this Prospectus Supplement, There is No History for the Closing Levels of the Basket
▪	Past Basket Stock Performance is No Guide to Future Performance
▪	Hypothetical Past Basket Performance is No Guide to Future Performance
▪	There is Limited Hypothetical Historical Information About the Basket
▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Stocks
▪	The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors
▪	In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of a Basket Stock
▪	The Lower Performance of One or More Basket Stocks May Offset an Increase in the Other Basket Stocks
▪	Your Notes are Linked to the Basket Stocks and Therefore the Price Movements of Those Stocks
▪	If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪	There is No Affiliation Between the Basket Stock Issuers and Us and We Are Not Responsible for Any Disclosure By Any of the Basket Stock Issuers
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature, and the Amount You Receive at Maturity
▪	Your Notes May Not Have an Active Trading Market
▪	You Have Limited Anti-Dilution Protection
▪	You Have No Shareholder Rights or Rights to Receive Any Basket Stock
▪	The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or Non-Trading Day With Respect to Any Basket Stock Occurs

Risks Related to Conflicts of Interest

▪

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Basket Stock Issuers or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Other Investors in the Notes May Not Have the Same Interests as You

Additional Risks Related to the ADSs of Baidu, Inc. and Taiwan Semiconductor Manufacturing Company Limited

▪	An Investment in the Offered Notes is Subject to Risks Associated with Foreign Securities
▪	The Offered Notes Are Subject to Foreign Currency Exchange Rate Risk
▪	There are Important Differences Between the Rights of Holders of ADSs and the Rights of Holders of the Securities Represented By the ADSs
▪	Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Negatively Affect Your Investment in the Notes

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	The Tax Consequences of an Investment in Your Notes Are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket, the terms of the notes and certain risks.